    As filed with the Securities and Exchange Commission on April 13, 1995.

                                               REGISTRATION NO. 33-58607
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               -----------------

                              AMENDMENT NO. 1 TO
                                   FORM S-3

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                           ------------------------

                        PEOPLES TELEPHONE COMPANY, INC.
            (Exact name of registrant as specified in its charter)

                   NEW YORK                       13-2626435
       (State or other jurisdiction            (I.R.S. Employer
     of incorporation or organization)        Identification No.)


   2300  N.W. 89th Place, Miami, Florida             33172
  (Address of principal executive offices)         (Zip Code)

Robert D. Rubin                                    copy to:
President                                   Thomas O. Wells, Esq.
Peoples Telephone Company, Inc.             Sparber, Kosnitzky, Truxton,
2300 N.W. 89th Place                        Spratt & Brooks, P.A.
Miami, Florida 33172                        1401 Brickell Avenue, Suite 700
(305) 593-9667                              Miami, Florida  33131
(Name, address, including ZIP Code, and     (305) 379-7200
telephone number, including area code,
of agent for service)



       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after the Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------
 Title of                              Proposed          Proposed
 securities                            maximum           maximum
 to be                Amount to        offering price    aggregate            Amount of
 registered           be registered    per share (1)     offering price (1)   registration fee
- ---------------------------------------------------------------------------------------------------
 Common Stock,        1,585,076        $4.625            $7,330,976.50        $2,527.92
 par value
 $.01 per share
- ---------------------------------------------------------------------------------------------------

        (1) Estimated in accordance with Rule 457(c) on the basis of the price of the average of the high and low price of the Registrant's common stock, par value of $.01 per share, on April 10, 1995, as reported on the NASDAQ National Market System ("NASDAQ") ($4.625).

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED MAY ___, 1995

PROSPECTUS
- ----------


                               1,585,076 Shares


                        PEOPLES TELEPHONE COMPANY, INC.

                                 COMMON STOCK

   All of the 1,585,076 shares of common stock, par value $.01 per share (the "Common Stock") of Peoples Telephone Company, Inc. (the "Company") offered hereby are being sold by certain shareholders of the Company (collectively, the "Selling Shareholders"). The Company will receive none of the proceeds from the sale of shares offered hereby. See "Selling Shareholders." The Common Stock is included in the National Market System of the National Association of Securities Dealers, Inc., under the symbol PTEL.

                     -------------------------------------

          See "Investment Considerations" for a discussion of certain factors that should be considered by prospective investors.

                     -------------------------------------


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.


   It is anticipated that the Selling Shareholders shall sell the shares of Common Stock offered hereby from time to time in open market transactions or privately negotiated sales that may be based primarily on market prices. On April 10, 1995, the last reported sale price of the Common Stock in the NASDAQ National Market System was $4.625 per share. The Selling Shareholders may engage the services of brokers or other agents to arrange for the sale of the shares offered hereby. In such event, the Selling Shareholders will agree to indemnify such brokers or agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution." Although the Company will receive none of the proceeds from the sale of shares offered hereby, the Company is contractually obligated to bear the expenses of this Offering, estimated at $39,000.


                 THE DATE OF THIS PROSPECTUS IS APRIL 13, 1995.

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and are also available for inspection and copying at the regional offices of the Commission located at 500 West Madison Street, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048. Copies of such information can also be obtained in person from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

   This Prospectus constitutes part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, filed by the Company with the Commission. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, which may be examined without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission upon payment of the prescribed fees.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The documents listed in (1) and (2) below previously filed with the Commission are incorporated by reference in this Prospectus. In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such document.

   (1) The Company's Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 1994 (the "1994 Form 10-K").

   (2) The Company's Current Report on Form 8-K filed with the Commission on March 2, 1995 reporting the sale of substantially all of the Company's prepaid telephone calling card assets to Global Link Teleco Corporation.

   All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. A statement contained herein, in a Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The description of the Common Stock contained in the Company's Registration Statement on Form 10 dated March 20, 1988 (No. 0-16479), as filed with the Commission under the Securities Act, including any amendments or reports filed for the purpose of updating such description, is hereby incorporated by reference into this Prospectus and shall be deemed a part hereof.

   The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral requests of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Written or oral requests should be directed to Robert D. Rubin at the principal executive office of the Company at 2300 N.W. 89th Place, Miami, Florida 33172; telephone number (305) 593-9667.

                           INVESTMENT CONSIDERATIONS

   Each prospective purchaser of the shares of Common Stock offered hereby should carefully examine all information contained in this Prospectus and should give particular consideration to the following factors before deciding to purchase such shares.

   Risks Associated with Business Strategy

   The Company has grown rapidly in recent years, principally through acquisitions. A significant part of the Company's prior business strategy has been to expand its installed public pay telephone and inmate telephone base and to expand into complementary telecommunications products and services, such as its existing businesses of renting cellular telephones and operating telephone centers. As indicated in the Company's 1994 Form 10-K, the Company has amended its prior business strategy and has determined to sell its inmate telephone, international telephone center and cellular telephone operations. The Company has already sold its prepaid calling card business. There can be no assurance that the Company will be able to sell these businesses at a profit. In addition, the process of identifying attractive public pay telephone acquisition opportunities and expanding through internal growth may be subject to unforeseen difficulties. Moreover, there can be no assurance that the Company will continue to be able to identify and acquire businesses on a basis which permits it to satisfy its projected rates of return and other criteria for acquisitions. Nor can there be any assurance that the Company will be able to locate favorable new sites for internal growth, hire qualified new employees to meet the requirements of its expanding business, obtain the capital necessary to permit it to pursue its business strategies or continue to access developing technologies at satisfactory costs to provide those service enhancements demanded of consumers and customers in its existing and future businesses. The Company has been in the business of owning and operating pay telephones since 1985 and does not have a long operating history. Consequently, there can be no assurance that the Company's business strategy will prove to be successful, that the Company will be able to sell certain of its operations or that expansion of the Company's business will not have a material adverse impact on the Company.

   Competition

   The Company's businesses are, and can be expected to remain, highly competitive. The Company has no patents or exclusive rights to operate its business. The markets in which the Company operates are fragmented, but include certain large, well-capitalized providers of telecommunications services with substantially greater resources than the Company. The Company's principal competition in its public pay telephone business comes from local exchange carriers ("LECs") operated by the regional Bell operating companies (the companies that were formed as a result of the divestiture of American Telephone & Telegraph Company ("AT&T")), GTE Corporation ("GTE"), a number of independent providers of public pay telephones services, major operator service providers and interexchange carriers. A LEC is the exclusive line service provider in a given geographical region. For example, Southern Bell and Pacific Bell are LECs owned by regional Bell operating companies. The Company's competition in its inmate telephone business is from LECs, interexchange carriers and independent providers of pay telephone systems. In the cellular rental business, the Company competes with GTE and other providers that contract cellular rental services through hotels and automobile rental agencies. The Company's principal competition in its telephone service reseller business comes from major interexchange carriers plus numerous other facilities and non-facilities based regional and local long-distance resellers. The Company also competes with many other non-LEC telecommunication companies which offer products and services similar to those of the Company. Increased competition from these sources could cause the Company to pay higher commissions on revenues generated by the public pay telephones to those persons who own or lease the location on which the public pay telephones are located. Such higher commissions could have a material adverse effect on the Company by increasing its expenses without a corresponding increase in revenue.

   Regulatory Factors

   The Company's operations are significantly influenced by the regulation of public pay telephone, inmate telephone, long-distance reseller services and other telecommunication services. Authority for regulation of these services is concurrently vested in the Federal Communications Commission, the agency that administers the interstate common carriage of telecommunications (the "FCC"), and the various state public service commissions. Regulatory jurisdiction is determined by the interstate or intrastate character of the subject service and the degree of regulatory oversight exercised varies among jurisdictions. While most matters affecting the Company's operations fall within the administrative purview of these regulatory agencies, state and federal legislatures and the federal district court administering the divestiture consent decree for AT&T are also involved in establishing certain rules and requirements governing aspects of these services. Changes in existing laws and regulations, as well as new laws and regulations, applicable to the activities of the Company or other telecommunications businesses, may materially adversely impact the operations, revenues and expenses of the Company (including the extent of competition, the charges of providers of interexchange and operator services and the implementation of new technologies).

   State regulatory commissions are primarily responsible for regulating the rates, terms and conditions for intrastate public pay telephones and inmate telephone services. The Company is also subject to state regulation of operator services and, to a limited extent, cellular resale services. Such regulations may include notice and identification requirements, maximum price limitations, interconnection rates, reporting requirements and prohibitions on handling certain local and long-distance calls. Pay telephones in the United States are owned and operated by LECs or by independent operators such as the Company. There are four states in which it is illegal to provide certain intrastate services using non-LEC pay telephones: Alaska, Connecticut, Hawaii and Oklahoma. Connecticut, however, has proceedings underway to implement public pay telephone competition within that state. In addition, several states have not authorized competition among intraLATA operator services (services related to calls originating and terminating in the same local access and transport areas) because of the exclusive franchise granted to LECs in such state. As of December 31, 1994, the Company was unable to derive revenue from intraLATA calls and local non-coin calls for telephones located in Arkansas, Nevada and Wyoming. In 1993, the Company entered into agreements with two Regional Bell Operating Companies for their LECs to pay the Company a commission on local and/or intraLATA calls. These agreements remain in place, with additional such agreements currently under negotiation with other LECs.

   The regulations adopted by the FCC pursuant to the Telephone Operator Consumer Services Improvement Act of 1990, which Act was enacted on October 17, 1990 ("TOCSIA"), impose certain rules and requirements on the Company. TOCSIA, and the rules and regulations promulgated thereunder by the FCC, are designed to improve consumer awareness through the standardization of certain procedures in the provision of interstate operator services. The Company complies with provision of TOCSIA, both as a call aggregator (sending calls to operator service companies) and as an operator service provider (through the Company's automated operator system and as a reseller). The requirements include call branding (announcing the name of the operator service provider at the beginning and end of each call), posting notices to users at telephone locations identifying the designated operator service provider, quoting rates at the user's request and filing informational tariffs.

   In January 1991, as required by TOCSIA, the Company filed with the FCC an informational tariff consisting of a description of its services and the rates it may charge. Subsequently, the FCC advised Congress that the FCC would not exercise its option under TOCSIA to seek to invoke more stringent rate regulation for operator service providers. The Company has amended its tariff from time to time as it adds additional services or adjusts rates. The Company has also filed all periodic reports required by the FCC which include rate compilations, complaints, lawsuits, investigations and inquiries, as well as certain enumerated cost data. TOCSIA has also required the FCC to take such action as is necessary to ensure that public pay telephone companies are not exposed to undue risk of fraud. In response, the FCC has required the LECs to file tariffs for the provision of international call blocking services, the majority of which are now in effect. Under current FCC regulations, the Company's services to inmates at correctional facilities are not subject to TOCSIA. However, on February 8, 1995, the FCC issued a Notice of Proposed Rule Making [NPRM], raising the issues of (1) whether and to what extent TOCSIA should apply to aggregators, including inmate providers and (2) should carrier branding be required on the remote (receiving) end of a collect call. Adverse rulings on these issues could negatively affect the Company's inmate telephone business. In addition, recent rulings by two federal courts raise questions under the FCC's streamlined regulations applicable to the Company's business, which may result in the imposition of more stringent regulatory reporting requirements. The Company does not believe however that this will adversely affect its operations.

   On April 9, 1992, the FCC proposed a new access plan for operator assisted interstate calls dialed on 0+ basis. Currently, 0+ calls are sent directly by the LEC to the operator service provider selected by the host location. Under the proposed access plan, known as "Billed Party Preference," 0+ calls would be sent instead to the operator service provider chosen by the party paying for the call. Billed Party Preference allows a telephone user to bill a call to the user's pre-established carrier at the user's home or office, thereby bypassing the opportunity for the pre-subscribed carrier of the public pay telephone provider to handle and receive revenues from the call. The FCC has tentatively concluded that a nationwide Billed Party Preference system for interstate assisted calls is in the public interest. Under a Billed Party Preference system, the billed party could by-pass the Company entirely, allowing 0+ calls to be made on the Company's telephones without the payment of any compensation to the Company. If the Company does not receive revenue for 0+ calls, the Company will be unable to pay commissions for such calls to owners of locations at which public pay telephones are installed, correctional facilities at which inmate telephones are located, and potentially, car rental companies at which cellular telephones are rented. The FCC has requested and received public comment on the question of compensation to pay telephone companies under Billed Party Preference. The proposal remains under consideration at present and the outcome is uncertain. If implemented, Billed Party Preference could have a significant adverse impact on the Company. In addition, the American Public Communications Council (of which the Company is a member), along with other telecommunications companies and associations, has filed a rate ceiling alternative to Billed Party Preference with the FCC. This proposal is pending and has been disseminated for public comment by the FCC and the outcome is uncertain. The implementation of any rate ceiling or some of the other regulatory issues before the FCC as described above could have a material adverse effect on the Company.

   Although the FCC does not regulate cellular resale service or its providers, the FCC has considered whether to apply TOCSIA to cellular resale service. A recent federal court decision overturning the FCC's "forbearance" policy towards "non-dominant" telecommunications companies has caused the filing of tariffs by certain facilities-based cellular carriers. However, the Company has been advised that no traditional or rental resale cellular carrier has made, or is expected to make, such a tariff filing.

   Technological Change and New Services

   The telecommunications industry has been characterized by rapid technological advancements, frequent new service introductions and evolving industry standards. In the future, the Company's business could be impacted by the introduction of new technology, such as improved wireless communications, cellular telephone service and other personal communications systems. The Company believes that its future success will depend on its ability to anticipate and respond to changes and new technology and to continue to diversify into complementary telecommunications services. There can be no assurance that the Company will have sufficient resources to make the investments necessary to acquire new technology or to introduce new services that would satisfy an expanded range of customer needs.

   Service Interruptions; Equipment Failures

   The Company's long-distance operations require that its switching equipment and the equipment of its long-distance service providers be operational 24 hours per day, 365 days per year. As is case with other telecommunications companies, the Company's long-distance operations may experience temporary service interruptions or equipment failures, which may result from causes beyond the Company's control. Any such event could have a material adverse effect on the Company.

   Dividend Policy

   The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company's credit facility restricts the payment of cash dividends to its shareholders. No dividends may be paid which would otherwise cause the Company to breach its obligations under the credit facility or while the Company is in default of its obligation under the credit facility.

   Pledged Assets; Ability to Satisfy Debt Service

   Substantially all of the Company's assets are pledged as collateral to secure the Company's borrowing under its credit facility with Creditanstalt-Bankverein and other financial institutions (the "Banking Syndicate"), which pledge limits the Company's ability to secure additional financing in the future. In addition, at December 31, 1994, the Company was not in compliance with certain covenants contained in its credit facility agreement. Although the Company amended certain terms of its credit facility agreement on March 22, 1995 in exchange for the Banking Syndicate's waiving the Company's non-compliance with those certain covenants for the three months ended December 31, 1994 and reducing certain restrictive covenants for 1995, there can be no assurance that the Company will comply with the revised covenants contained in its amended credit facility agreement. In addition, the amended credit facility agreement reduced the Company's revolving line-of-credit from $125 million to $100 million, requires the Company to make monthly principal reductions of $1.5 million commencing May 1, 1995, and provides that all outstanding principal balances shall become due in full on May 31, 1996. There can be no assurance that the Company will have sufficient cash flow to satisfy the debt service requirements under the amended credit facility agreement. The failure to comply with these requirements would have a materially adverse effect on the Company.

   Reliance on Key Personnel

   The Company is heavily dependent on the efforts of certain of its officers and other management personnel, including: Jeffrey Hanft, the Company's Chairman of the Board and Chief Executive Officer; Robert D. Rubin, the Company's President; Richard F. Militello, the Company's Chief Operating Officer; Bonnie
S. Biumi, the Company's Chief Financial Officer; and Bruce W. Renard, the Company's Vice President of Regulatory Affairs and its General Counsel. The loss of the services of one or more of these individuals could have a material adverse effect on the Company. In addition, the failure of the Company to attract and retain additional management to support its business strategy could also have a material adverse effect on the Company.

                              RECENT DEVELOPMENTS

   On February 15, 1995, the Company sold to Global Link Teleco Corporation ("Global Link") substantially all of the assets of the Company's prepaid telephone calling card business, including the Company's switching equipment, inventory, related personal property and fixtures and other assets, in exchange for $6,250,000 payable to the Company as follows: (A) $1,000,000 at the closing;
(B) a three year promissory note in the amount of $5,250,000; and (C) a certificate representing 9.9% of Global Link's issued and outstanding common stock. The pro forma financial information (unaudited), which was filed with the Commission on March 2, 1995 as Exhibit (c)(2) to the Company's Current Report on Form 8-K, is hereby incorporated herein by reference.

   On March 22, 1995, the Company amended certain terms contained in the Third Amended Loan Agreement by and among the Company, Creditanstalt-Bankverein ("Creditanstalt"), and other financial institutions (collectively with Creditanstalt, the "Bank"), dated February 17, 1994 (the "Loan Agreement"). This amendment to the Loan Agreement: (A) reduces the $125 million revolving line of credit under the Loan Agreement to $100 million, with monthly principal reductions of $1.5 million commencing on May 1, 1995 and all outstanding principal balances due in full on May 31, 1996 rather than as originally provided under the Loan Agreement on February 17, 1998; (B) provides for an interest rate of the Bank's prime rate plus 2% beginning on April 1, 1995 rather than the lesser of (i) 1.25% above the greater of Creditanstalt's prime lending rate and the federal funds rate plus 0.5% or (ii) the rate quoted by Creditanstalt in the Interbank Eurodollar market for periods of one, two, three or six months; and (C) reduces certain restrictive covenants for 1995 which, among other things, require the Company to maintain certain net worth and cash flow levels, and places certain restrictions on the Company's payment of dividends to its shareholders.

                             SELLING SHAREHOLDERS

   All of the shares of Common Stock of the Company offered hereby are being sold by the Selling Shareholders named below. The Company will receive none of the proceeds from the sale of shares offered hereby. Some of the shares of Common Stock are subject to indemnification obligations owed by such Selling Shareholders to the Company and may be transferred by such Selling Shareholders to the Company. To the best of the Company's knowledge, the following table set forth certain information as of March 31, 1995 with respect to the Selling
Shareholders:

====================================================================================================================================

                                                                                  No. of
                                             Shares Beneficially Owned            Shares                 Shares Beneficially Owned
                                               Before this Offering             to be Sold                  After this Offering
                                       ---------------------------------------------------------------------------------------------

  Name of Selling Shareholder                Number            Percentage(1)                                Number     Percentage(1)

- ------------------------------------------------------------------------------------------------------------------------------------

George E. Livingston(2)                        0                     *              70,577                     70,577      *
- ------------------------------------------------------------------------------------------------------------------------------------

John W. Madden, Jr.(2)                         0                     *              17,151                     17,151      *
- ------------------------------------------------------------------------------------------------------------------------------------

Willis M. McFarlane(2)                         0                     *              17,151                     17,151      *
- ------------------------------------------------------------------------------------------------------------------------------------

John Metcalfe(2)                               0                     *               1,336                      1,336      *
- ------------------------------------------------------------------------------------------------------------------------------------

Roger Smith(2)                                 0                     *               1,336                      1,336      *
- ------------------------------------------------------------------------------------------------------------------------------------

Greg L. Livingston(2)                          0                     *                  91                         91      *
- ------------------------------------------------------------------------------------------------------------------------------------

Ascom Communications, Inc.(3)                  0                     *             500,000                    500,000    3.1%
- ------------------------------------------------------------------------------------------------------------------------------------

Jacquith & Company(4)                          0                     *             150,000                    150,000      *
- ------------------------------------------------------------------------------------------------------------------------------------

Telecorp Funding, Inc.(3)                      0                     *             126,324                    126,324      *
- ------------------------------------------------------------------------------------------------------------------------------------

Gilbert A. Mendelson(5)                        0                     *              62,068                     62,068      *
- ------------------------------------------------------------------------------------------------------------------------------------

David T. Magrish(5)                            0                     *              62,068                     62,068      *
- ------------------------------------------------------------------------------------------------------------------------------------

Harvey Ostrow(5)                               0                     *               8,863                      8,863      *
- ------------------------------------------------------------------------------------------------------------------------------------

Louis Schwartz(5)                              0                     *              17,727                     17,727      *
- ------------------------------------------------------------------------------------------------------------------------------------

Howard Siegel(5)                               0                     *               9,843                      9,843      *
- ------------------------------------------------------------------------------------------------------------------------------------

Creditanstalt Corporate Finance,               0                     *             540,541                    540,541    3.3%
 Inc.
- ------------------------------------------------------------------------------------------------------------------------------------

    TOTAL                                                                        1,585,076
====================================================================================================================================


- ---------------------------
(1) Represents the percentage of the Company's issued and outstanding Common Stock owned by such person, based on 16,035,875 shares issued and outstanding as of March 24, 1995. Does not include shares of Common Stock issuable upon the exercise of outstanding warrants, options or other rights to acquire the Company's Common Stock, unless such warrants, options or other rights have been issued to such persons or entities listed in the above table and are currently exercisable. No percentage of beneficial ownership is indicated for persons or entities with less than one percent beneficial ownership.

(2) Represents shares issued to such individual in connection with the Company's acquisitions of the assets of Silverado Communications Corp.

(3) Represents shares issued to such Selling Shareholder in connection with the Company's acquisitions of the assets of such Selling Shareholder.

(4) Represents shares issued to such Selling Shareholder, an affiliate of Creditanstalt-Bankverein, in connection with the Company's senior revolving credit facility.

(5) Represents shares issued to such Selling Shareholder in connection with the Company's acquisition of the assets of Telecoin Communications, Ltd. pursuant to an Agreement and Plan of Merger by and among the Company, the Selling Shareholder and other parties, dated October 21, 1994. The number of shares to be issued to such Selling Shareholders is based upon the lesser of the average closing price for one share of Common Stock of the Company for the five days preceding October 21, 1994 or the day immediately preceding the date this Registration Statement becomes effective.

(6) Represents shares which may be issued to such Selling Shareholder, an affiliate of Creditanstalt-Bankverein, upon conversion by such Selling Shareholder of the aggregate outstanding principal indebtedness as of December 1, 1995 under the $2.5 million note owed by PTC Cellular, Inc. in favor of such Selling Shareholder in accordance with a proposed Exchange Agreement which is being negotiated between such Selling Shareholder and the Company.

                             PLAN OF DISTRIBUTION

   The shares of Common Stock, $.01 par value per share, of the Company covered by this Prospectus are outstanding shares that are being sold by the Selling Shareholders named herein. See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the shares offered hereby.

   It is anticipated that the Selling Shareholders shall sell the shares of Common Stock offered hereby from time to time by means of ordinary brokerage transactions at open market prices. However, the Selling Shareholders may in certain circumstances sell all or a portion of the shares offered hereby by means of one or more block trades or privately negotiated sales in accordance with the rules of the National Association of Securities Dealers, Inc. The shares are expected to be sold at market prices prevailing at the time of sale. The Selling Shareholders may independently or as a group engage the services of one or more licensed securities broker-dealers to assist in the sale of the shares offered hereby. Such broker-dealers will receive such brokerage commissions or discounts as may be negotiated with the Selling Shareholder. In connection with the sale of the shares, such broker-dealers may be deemed underwriters within the meaning of the Securities Act, in which event brokerage commissions or discounts received by such broker-dealers may be deemed to be underwriting compensation. If the Selling Shareholders engage the services of one or more licensed securities broker-dealers to assist in the sale of the shares offered hereby, it is anticipated that the Selling Shareholders will agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

   The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Sparber, Kosnitzky, Truxton, Spratt & Brooks, P.A., Miami, Florida.


                                    EXPERTS

   The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K of the Company and its subsidiaries for the fiscal year ended December 31, 1994 have been so incorporated in reliance on the reports of Price Waterhouse, LLP, independent certified public accountants, given on the authority of said firm as an expert in auditing and accounting.

- --------------------------------------------------------------------------------
No dealer, salesperson or other individual has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus in connection with the offering made by this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling
Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the shares of Common Stock offered hereby by anyone in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the facts set forth in this Prospectus or the affairs of the Company since the date hereof.


                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information..........................................................
Incorporation of Certain Documents by Reference................................
Investment Considerations......................................................
Recent Developments............................................................
Selling Shareholders...........................................................
Plan of Distribution...........................................................
Legal Matters..................................................................
Experts........................................................................


- --------------------------------------------------------------------------------




                               1,585,076 SHARES

                        PEOPLES TELEPHONE COMPANY, INC.


                                 COMMON STOCK

                               -----------------

                                  PROSPECTUS

                               -----------------








                                APRIL __, 1995

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

      SEC Registration Fee.......................................$2,527.92
      NASD Registration Fee......................................$1,233.10
      Cost of Printing and Engraving.............................$2,500.00
      Legal Fees and Expenses...................................$20,000.00
      Accounting Fees and Expenses.................................$500.00
      Blue Sky Fees and Expenses................................$15,000.00
      Transfer Agent Fees and Expenses..........................$ 2,000.00
      Miscellaneous..............................................$1,238.98
                TOTAL...........................................$39,000.00
                                                                ==========

___________________________
      * Estimated, except for SEC Registration Fee and NASD Fee.

      All of the above issuance and distribution expenses are to be paid by the Company.


Item 15.  Indemnification of Directors and Officers.

   Paragraph Tenth of the Company's Certificate of Incorporation provides that the Company will indemnify and reimburse the officers and directors of the Company to the fullest extent provided by law. Paragraph Tenth of the Company's Certificate of Incorporation also provides that the provisions regarding indemnification and advancement of expenses as provided by law shall not be exclusive of any other right which any officer or director of the Company may have or acquire thereafter under any provision of the Company's Certificate of Incorporation or By-laws or by any agreement, vote of shareholders or disinterested directors of the Company or otherwise, provided, that no indemnification may be made to or on behalf of any officer or director if a judgement or other final adjudication adverse to such officer or director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

   A director shall not be liable to the Company or its shareholders for damages for any breach of duty in such director's capacity as a director unless (i) a judgment or other final adjudication adverse to the director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated section 719 of the Business Corporation Law of New York or (ii) the liability of any director for any act or omission occurred prior to the adoption of this indemnification provision by the Company.

Item 16.  Exhibits.

   .4.1 Amended and Restated Certificate of Incorporation of the Company, adopted on November 30, 1987, and filed with the Commission as an exhibit to the Company's Registration Statement on Form 10 on March 1, 1988, Registration No. 0-16479 (the "Form 10 Registration Statement"), is hereby incorporated herein by reference.

   .4.2 Amendments to Certificate of Incorporation, adopted on March 8, 1990, and March 15, 1990, respectively, and filed with the Commission as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1989, are hereby incorporated herein by reference.

   .4.3 Amendment to Certificate of Incorporation, adopted on June 29, 1990, and filed with the Commission as an Exhibit to the Registrant's Form 10-K for the year ended December 31, 1990, is hereby incorporated herein by reference.

   .4.4 Restated Bylaws of the Company, adopted on November 30, 1987, and filed as an exhibit to the Form 10 Registration Statement, is hereby incorporated herein by reference.

   *5.    Opinion of Sparber, Kosnitzky, Truxton, Spratt & Brooks, P.A.

   *23.1  Consent of Price Waterhouse.

   *23.2 Consent of Sparber Kosnitzky, Truxton, Spratt & Brooks, P.A. (included in its opinion filed as Exhibit 5).

   *24    Powers of Attorney (included on page II-5).

__________________________________

   *      Filed herewith.
   .      Previously filed.

Item 17.  Undertakings.

      (a)   The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d)   The undersigned Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Jeffrey Hanft and Robert D. Rubin, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments, to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida, on April 12, 1995.


                              PEOPLES TELEPHONE COMPANY, INC.



                              By:     /s/ Jeffrey Hanft
                                   ----------------------------------------
                                   Jeffrey Hanft, Chairman of the Board
                                   and Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Company in the capacities and on the date indicated:

Date                           Signature                              Title
- ----                           ---------                              -----
April 12, 1995        /s/ Jeffrey Hanft                  Chairman of the Board,
                   ---------------------------------     Chief Executive Officer
                            Jeffrey Hanft                and Director


April 12, 1995        /s/ Robert D. Rubin                President and Director
                   ---------------------------------
                            Robert D. Rubin

April 12, 1995        /s/ Richard F. Militello           Chief Operating Officer
                   ---------------------------------
                           Richard F. Militello


April 12, 1995        /s/ Bonnie S. Biumi                Chief Financial Officer
                   ---------------------------------
                           Bonnie S. Biumi


April 12, 1995        /s/ Denise Gordon                  Controller
                   ---------------------------------
                           Denise Gordon


April 12, 1995                                           Director
                   ---------------------------------
                           Robert E. Lund


April 12, 1995        /s/ Jody Frank                     Director
                   ---------------------------------
                           Jody Frank


April 12, 1995        /s/ Ronald Gelber                  Director
                   ---------------------------------
                           Ronald Gelber


April 12, 1995                                           Director
                   ---------------------------------
                           Richard Whitman

                                 EXHIBIT INDEX

=====================================================================================================================
                                                                                                    SEQUENTIALLY
EXHIBIT                                                                                               NUMBERED
  NO.                                           DESCRIPTION                                             PAGE
=====================================================================================================================
    .4.1     Amended and Restated Certificate of Incorporation of the Company, adopted on
             November 30, 1987, and filed with the Commission as an exhibit to the Company's
             Registration Statement on Form 10 on March 1, 1988, Registration No. 0-16479 (the
             "Form 10 Registration Statement"), is hereby incorporated herein by reference.
- ---------------------------------------------------------------------------------------------------------------------
    .4.2     Amendments to Certificate of Incorporation, adopted on March 8, 1990, and March
             15, 1990, respectively, and filed with the Commission as an exhibit to the Registra-
             nt's Annual Report on Form 10-K for the year ended December 31, 1989, are hereby incorporated herein by reference.
- ---------------------------------------------------------------------------------------------------------------------
    .4.3     Amendment to Certificate of Incorporation, adopted on June 29, 1990, and filed with the Commission as an Exhibit to the Registrant's Form 10-K for the year ended
             December 31, 1990, is hereby incorporated herein by reference.
- ---------------------------------------------------------------------------------------------------------------------
    .4.4     Restated Bylaws of the Company, adopted on November 30, 1987, and filed as an exhibit to the Form 10 Registration Statement, is hereby incorporated herein by reference.
- ---------------------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------
    *5.      Opinion of Sparber, Kosnitzky, Truxton, Spratt & Brooks, P.A.
- ---------------------------------------------------------------------------------------------------------------------
    *23.1    Consent of Price Waterhouse.
- ---------------------------------------------------------------------------------------------------------------------
    *23.2    Consent of Sparber Kosnitzky, Truxton, Spratt & Brooks, P.A. (included in its opinion filed as Exhibit 5).
- ---------------------------------------------------------------------------------------------------------------------
    *24      Powers of Attorney (included on page II-6).
================================================================================================================

_____________________________

   *   Filed herewith.
   .   Previously filed.